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Exhibit 99.1

Corporate Office Properties Trust 8815 Centre Park Drive, Suite 400 Columbia, Maryland 21045 Telephone 410-730-9092 Facsimile 410-740-1174 Website www.copt.com	Contact: Mary Ellen Fowler Vice President Finance and Investor Relations 410-992-7324 maryellen.fowler@copt.com

NEWS RELEASE	For Immediate Release

CORPORATE OFFICE PROPERTIES TRUST
REPORTS SOLID FIRST QUARTER 2003 RESULTS

COLUMBIA, MD April 23, 2003 — Corporate Office Properties Trust (NYSE: OFC) announced today financial and operating results for the quarter ended March 31, 2003.

        The information reported in this release includes changes made in the classification of revenues and expenses associated with our accounting for inplace operating leases of acquired properties under Statement of Financial Standards No. 141, "Business Combinations" ("SFAS 141"). It affects the classification of certain items in our previous filings with the SEC and earnings releases for periods ending in 2002. It also applies to the period beginning January 2003.

        The new SFAS 141 classifications do not change net income, earnings per share, adjusted funds from operations, cash flow from operations and net cash flows previously reported by the Company for such periods. However, our Funds from Operations ("FFO"), rental revenue, and depreciation expense were increased as a result of these reclassifications. The reclassifications result in recording an increase in revenues of $226,000 ($.006 per share FFO) for the first quarter 2002, with FFO per share remaining as previously reported at $.33. The effect of SFAS 141 as applied for first quarter 2003 is a $549,000 ($.015 per share FFO) increase in revenue. For further information see the FFO discussion below and footnote regarding SFAS 141 included in the attachments. Reconciliations between GAAP and non GAAP measurements along with definitions for non GAAP measurements are included in the attachments.

Highlights

  •
  69.2% increase in Earnings per Share ("EPS") diluted to $0.22 from $0.13 for first quarter 2003 compared to first quarter 2002. Net Income Available to Common Shareholders diluted of $5.5 million for first quarter 2003 increased from $2.8 million for the comparable 2002 period, primarily due to recognition of $3.4 million in gains on sales of real estate prior to minority interests, versus $0.9 million for first quarter 2002.

  •
  12.1% increase in FFO per diluted share to $0.37 for first quarter 2003 from $0.33 for first quarter 2002, as adjusted for the effect of SFAS 141.

  •
  17.9% growth in first quarter total diluted FFO to $13.6 million from $11.6 million for first quarter 2002.

  •
  $18.0 million acquisition completed in March 2003, located in the Baltimore/Washington ("B/W") Corridor totaling 155,000 square feet, 100% leased.

  •
  $41.2 million in non-core asset dispositions, generating $15.6 million in cash proceeds, after repayment of debt.

  •
  157,000 square foot lease signed with The Titan Corporation for a build to suit at The National Business Park.

  •
  90.8% occupied, and 92.8% leased as of March 31, 2003.

        "We are pleased to report another solid quarter of growth and performance for the Company," stated Clay W. Hamlin, III, Chief Executive Officer. "We continue to execute our business plan, despite the continued, ongoing challenges in the overall economy. Our success is a direct result of our ability to capitalize on our strong platform and critical mass in the B/W Corridor and Northern Virginia to take advantage of the growing demand from the defense industry. With this demand, together with our proven ability of taking advantage of difficult market conditions to secure attractive investment opportunities, such as our recent acquisition in Annapolis and the major development site at National Business Park, we continue to be well positioned to maintain our growth objectives going forward."

Financial Results

        EPS for the quarter ended March 31, 2003 totaled $0.22 per diluted share, or $5.5 million of Net Income Available to Common Shareholders, as compared to $0.13 per diluted share, or $2.8 million for the quarter ended March 31, 2002, representing a 69.2% increase on a per share basis. Revenues from real estate operations for the quarter ended March 31, 2003 were $41.5 million, as compared to revenue for the quarter ended March 31, 2002 of $33.7 million.

        Diluted FFO for the quarter ended March 31, 2003 totaled $13.6 million, or $0.37 per diluted share, as compared to $11.6 million, or $0.33 per diluted share, for the quarter ended March 31, 2002, representing a 12.1% increase on a per share basis. The Company recorded $549,000 ($.015 per share) and $226,000 ($.006 per share) of SFAS 141 revenues for the quarter ended March 31, 2003 and March 31, 2002, respectively. For more detailed information regarding the effects of SFAS 141, refer to the footnote and reconciliations included in the attachments.

        FFO Payout ratio improved to 58.1% for first quarter 2003 compared to 64.3% for the comparable 2002 period. FFO is calculated in conformance with the current industry standard definition as set forth by the National Association of Real Estate Investment Trusts ("NAREIT"). The Company believes FFO is helpful to investors in measuring operating performance of a Real Estate Investment Trust ("REIT"). Since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.

        Adjusted Funds From Operations ("AFFO") diluted decreased 3.8% to $9.1 million for first quarter 2003 as compared to $9.5 million for first quarter 2002. Several factors contributed to the decrease in AFFO, primarily, $1 million of costs related to both the relocation of Ameritrade from National Business Park to Columbia Gateway and the retenanting of Ameritrade's space. The Company's AFFO payout ratio increased to 86.5% for first quarter 2003 from 78.2% for first quarter 2002. AFFO is included because the Company believes AFFO is helpful to investors when measuring the Company's ability to pay dividends and fund other cash needs.

        As of March 31, 2003, the Company had a total market capitalization of $1.3 billion, with $708 million in debt outstanding, equating to a 53.2% debt-to-total market capitalization ratio. The Company's total quarterly weighted average interest rate was 5.9%, and 84.2% of total debt is subject to fixed interest rates. For the first quarter 2003, EBITDA interest coverage ratio was 2.62x and EBITDA Fixed Charge coverage was 2.01x. EBITDA, a non GAAP financial measure, is included as it is a measurement of liquidity that investors can use to evaluate the REIT's ability to repay debt.

Operating Results

        At March 31, 2003, the Company's portfolio of 112 office properties totaling 9.1 million square feet, including three joint venture properties, was 90.8% occupied and 92.8% leased.

        The Company placed 155,691 square feet of development space into service during the quarter, including 105,850 square feet held through joint venture interests. As a result of 56,360 square feet of this space being leased, but not yet occupied, occupancy was adversely impacted by 1.7%. Occupancy was also affected by .5% for space under construction to accommodate Ameritrade's relocation.

        During the quarter, 113,084 square feet expired with 37.4% or 42,268 square feet of expiring leases being renewed. The Company achieved a 2.7% increase for renewed space in straight-line base rent and straight-line total rent for renewed space was flat. The average capital expenditure for renewed space including tenant improvements and leasing commissions was $4.32 per square foot.

Development Activity

        In January 2003, the Company closed on the initial phase of a purchase agreement to acquire up to 108 acres of land adjacent to The National Business Park. This $21.0 million purchase price for the initial phase was funded with $2.6 million of cash and an $18.4 million, five-year seller loan, with a fixed interest rate of 3.0%. This initial phase can accommodate 900,000 square feet of development. Closing the second phase is contingent upon subdivision approval.

        The Company signed a lease with Titan Corporation for the entire 156,730 square foot building to be built at 2720 Technology Drive (known as 220 NBP) in our National Business Park. The Company anticipates groundbreaking for this development site in the second quarter of 2003 with anticipated stabilization in the fourth quarter 2004.

Acquisition/Disposition Activity

        In March 2003, the Company acquired a 155,000 square foot building located in Annapolis, Maryland for $18.0 million, marking its entrance into the Annapolis submarket of the B/W Corridor. This property is 100% occupied by USinternetworking, Inc. and serves as their headquarters and operations center. Development potential exists on the 12 acres of land but no immediate development is planned.

        The Company sold its 181,768 square foot building located in Southern Prince George's County and two development land parcels for $21.3 million and realized a total gain of $3.4 million. This disposition of the building and two land parcels provided $8.3 million of cash proceeds after debt repayment and eliminates the Company's ownership in this non-core market.

        The Company contributed its previously wholly-owned property located at 695 Route 46 into a joint venture in exchange for $20.0 million and a 20% interest. The gain on this sale has been deferred due to the remaining investment. The Company considered this property a non-core asset and realized cash proceeds after debt repayment of $7.3 million.

Financing and Capital Transactions

        During the quarter, the Company closed a $25.0 million line of credit with Wachovia Bank National Association, which is secured by pledged membership interests for certain previously unencumbered properties. This line of credit matures in January 2005 and bears interest at varying LIBOR rates, depending upon corporate leverage levels. As of March 31, 2003, the Company borrowed $18.9 million under this line of credit.

        The Company executed a one-year interest rate swap agreement for the notional amount of $50.0 million that fixes the one-month LIBOR rate at 1.52% per annum, commencing in January 2003.

Subsequent Events

        Subsequent to quarter end, the Company signed the following major leases:

  1.
  Northrop Grumman for 54,175 square feet, the entire building at 921 Elkridge Landing Road (Airport Square V), with occupancy anticipated to commence in the second quarter 2003.

  2.
  General Dynamics for 46,400 square feet, the entire building at 1340 Ashton Road currently occupied by Lockheed Martin, but due to expire April 30, 2003. Occupancy is anticipated to commence in May 2003.

Conference Call

        The Company will hold an investor/analyst conference call on April 24, 2003, beginning at 4:00 p.m. EDT. The conference call may be joined by dialing (800) 946-0705. The confirmation code for the call is 588498. A replay of the conference call will begin at 7:00 p.m., EDT and will be available through Thursday, May 22nd, midnight EDT. The telephone number for the replay is (888) 203-1112. You will then need to enter the confirmation code.

Company Information

        Corporate Office Properties Trust is a fully integrated, self-managed, real estate investment trust which focuses on the ownership, management, leasing, acquisition and development of suburban office properties located in select Mid-Atlantic submarkets. The Company currently owns 112 office properties totaling 9.1 million rentable square feet, including three properties held through joint ventures. Corporate Development Services, the Company's development company, provides a wide range of development and construction management services. In addition, Corporate Office Services provides land planning, design/build services, consulting and merchant development to third party entities. The Company's shares are traded on the New York Stock Exchange under the symbol OFC. More information on Corporate Office Properties Trust can be found on the Internet at www.copt.com.

Forward-Looking Information

        This press release may contain forward-looking information within the meaning of the Private Litigation Reform act of 1995. We are making these statements based upon the Company's current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with the forward-looking information include the strength of the commercial office real estate market in which the Company operates, competitive market conditions, general economic growth, interest rates and capital market conditions. The Company undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, please refer to the Company's filings with the Securities and Exchange Commission.

Financial Tables Attached

Corporate Office Properties Trust
Summary Financial Data
(Unaudited)
(all amounts in thousands except per share data)

	Three Months Ended
	March 31, 2003	March 31, 2002
Real Estate Operations
Revenues
Rental revenue	$35,989	$29,891
Tenant recoveries and other revenue	5,529	3,822

Revenue from real estate operations	41,518	33,713

Expenses
Property operating	13,654	9,876
Interest	10,135	8,575
Depreciation and amortization	8,633	7,243

Expenses from real estate operations	32,422	25,694

Earnings from real estate operations before equity in income of unconsolidated real estate joint ventures	9,096	8,019
Equity in income of (loss) unconsolidated real estate joint ventures	(153)	18

Earnings from real estate operations	8,943	8,037
Losses from service operations	(81)	(90)
General and administrative expense	(1,948)	(2,170)

Income before gain on sales of real estate, minority interests, income taxes, discontinued operations and extraordinary item	6,914	5,777
Gain on sales of real estate	404	946

Income before minority interests, income taxes, discontinued operations and extraordinary item	7,318	6,723
Minority interests	(1,787)	(1,771)

Income before income taxes, discontinued operations and extraordinary item	5,531	4,952
Income tax benefit, net	21	27

Income before discontinued operations and extraordinary item	5,552	4,979
Discontinued operations, net	2,435	316

Net income	7,987	5,295
Preferred share dividends	(2,533)	(2,533)

Net income available to common shareholders	$5,454	$2,762

Earnings per share ("EPS") computation:
Numerator:
Net income available to common shareholders	$5,454	$2,762
Dividends on convertible preferred shares	136	—

Numerator for dilutive EPS	$5,590	$2,762

Denominator:
Weighted average common shares-basic	23,323	20,889
Dilutive options	972	765
Preferred share dividends	1,197	—

Weighted average common shares-diluted	25,492	21,654

Earnings per common share
Basic	$0.23	$0.13

Diluted(1)	$0.22	$0.13

Corporate Office Properties Trust
Summary Financial Data
(Unaudited)
(all amounts in thousands except per share data and ratios)

	Three Months Ended
	March 31, 2003	March 31, 2002
Net income available to common shareholders	$5,454	$2,762
Add: Real estate related depreciation and amortization	7,980	6,828
Add: Minority interests-common units in the Operating Partnership	2,233	1,337
Less: Gain on sales of real estate, excluding development portion(2)	(2,843)	(93)

Funds from Operations — basic ("Basic FFO")	12,824	10,834
Add: Preferred Unit distributions	572	572
Add: Convertible preferred share dividends	136	136
Add: Restricted common share dividends	83	—
Expense associated with dilutive options	6	14

Funds from Operations — diluted ("Diluted FFO")	13,621	11,556
Less: Straight line rent adjustments	(1,177)	(214)
Less: Recurring capital improvements	(2,756)	(1,618)
Less: Amortization of origination value of leases on acquired properties	(549)	(226)

Adjusted Funds from Operations — diluted ("Diluted AFFO")	$9,139	$9,498

Basic weighted average shares
Weighted average common shares	23,323	20,889
Weighted average common units	8,990	9,607

Basic weighted average common shares/units	32,313	30,496
Conversion of preferred units	2,421	2,421
Conversion of weighted average conv. preferred shares	1,197	1,197
Assumed conversion of share options	1,015	828
Restricted common shares	330	—

Diluted weighted average common shares	37,276	34,942

Diluted FFO per common share	$0.37	$0.33

Dividends/distributions per common share/unit	$0.22	$0.21

Diluted FFO payout ratio	58%	64%

Diluted AFFO payout ratio	87%	78%

(1)
The effect of the conversion of preferred units and common units is antidilutive in calculating dilutive earnings per share for the three months ended March 31, 2003 and 2002. The effect of the conversion of the convertible preferred shares is also antidilutive in calculating dilutive earnings per share for the three months ended March 31, 2002.
(2)
A portion of the gain from the sale of real estate that is attributable to sale of non-operating properties and development services performed on operating properties is included in FFO.

Corporate Office Properties Trust
Summary Financial Data
(Unaudited)

	March 31, 2003	December 31, 2002
Balance Sheet Data (in thousands) (as of period end):
Real estate investments, net of accumulated depreciation	$1,068,407	$1,059,129
Total assets	1,147,847	1,126,471
Mortgages payable	707,990	705,056
Total liabilities	757,114	737,088
Minority interests	101,054	100,886
Beneficiaries' equity	289,679	288,497
Debt to Undepreciated Book Value	61.6%	62.1%
Debt to Total Market Capitalization	53.2%	54.4%
Interest Coverage for the Quarter Ended (on EBITDA)	2.62	2.55
Property Data, including joint ventures (as of period end):
Number of operating properties owned	112	110
Total net rentable square feet owned (in thousands)	9,068	8,942
Occupancy	90.8%	93.0%
Common share price (as of period end):	$14.90	$14.03
	Three Months Ended
	March 31, 2003	March 31, 2002
Reconciliation of GAAP net income to earnings before interest, income taxes, depreciation and amortization ("EBITDA")
Net income	$7,987	$5,295
Interest expense on continuing operations	10,135	8,575
Interest expense on discontinued operations	100	73
Income tax benefit, gross	(29)	(40)
Depreciation and amortization on real estate operations	8,633	7,243
Other depreciation and amortization	20	152
Gain on sales of real estate, excluding redevelopment portion	(2,843)	(93)
Minority interests, gross	2,805	1,940

EBITDA	$26,808	$23,145

Top Twenty Office Tenants as of March 31, 2003
(Dollars and square feet in thousands)

Tenant	Number of Leases	Total Occupied Square Feet	Percentage of Total Occupied Square Feet	Total Rental Revenue(1)	Percentage of Total Rental Revenue	Weighted Average Remaining Lease Term(2)
United States of America(3)	25	1,092,529	13.3%	$20,550	13.6%	4.9
Computer Sciences Corporation(4)	3	427,147	5.2%	9,871	6.5%	7.9
AT&T Local Services(4)	7	451,498	5.5%	9,028	6.0%	5.3
Unisys(5)	3	741,284	9.0%	7,593	5.0%	6.3
General Dynamics Government Corp.	4	181,097	2.2%	4,385	2.9%	5.8
Booz Allen Hamilton	6	185,776	2.3%	3,961	2.6%	2.6
Ciena Corporation(6)	4	278,749	3.4%	3,874	2.6%	3.2
The Aerospace Corporation	1	133,691	1.6%	3,298	2.2%	9.3
Northrop Grumman Corporation	3	138,031	1.7%	3,290	2.2%	4.9
Magellan Health Services, Inc.	2	150,622	1.8%	3,282	2.2%	0.8
The Boeing Company(4)	6	129,300	1.6%	3,185	2.1%	6.1
Commonwealth of Pennsylvania(4)	9	185,290	2.2%	2,661	1.8%	5.4
Merck & Co., Inc.	1	219,065	2.7%	2,281	1.5%	6.3
Johns Hopkins University(4)	5	96,152	1.2%	2,137	1.4%	4.4
CareFirst, Inc. and Subsidiaries(4)	3	94,223	1.1%	2,040	1.3%	4.8
USinternetworking, Inc.	1	155,000	1.9%	1,935	1.3%	15.0
Comcast Corporation	1	98,897	1.2%	1,577	1.0%	6.5
Sun Microsystems, Inc.	2	60,730	0.7%	1,559	1.0%	2.8
Lockheed Martin Corporation	2	75,829	0.9%	1,448	1.0%	1.9
First American Credit Management Solutions	1	70,982	0.9%	1,416	0.9%	5.7
Subtotal Top 20 Office Tenants	89	4,965,892	60.3%	89,372	58.9%	5.5
All remaining tenants	369	3,272,425	39.7%	62,239	41.1%	3.2

Total/Weighted Average	458	8,238,317	100.0%	$151,611	100.0%	4.5

(1)
Total Rental Revenue is the monthly contractual base rent as of March 31, 2003 multiplied by 12 plus the estimated annualized expense reimbursements under existing office leases.
(2)
The weighting of the lease term was computed using Total Rental Revenue.
(3)
Many of our government leases are subject to early termination provisions which are customary to government leases. The weighted average remaining lease term was computed assuming no exercise of such early termination rights.
(4)
Includes affiliated organizations or agencies.
(5)
Merck & Co., Inc. subleases 219,065 rentable square feet from Unisys' 960,349 leased rentable square feet.
(6)
In addition to the 278,749 square feet directly leased, Ciena Corporation also subleases 44,890 rentable square feet from various tenants in our portfolio over different lease terms.

Footnote Regarding Reclassification In Connection With SFAS 141 Accounting

        SFAS 141 was effective July 1, 2001 for acquisitions of operating real estate initiated after June 30, 2001. The effect of SFAS 141 on the Company's accounting for in-place operating leases is as follows:

  •
  Value is assigned to in-place operating leases to the extent that the future cash flows under the contractual lease terms are above or below market at the time of acquisition. For example, if the Company acquires a property, and the leases in place for that property carry rents below the market rent for such leases at the time of acquisition, the Company classifies the amount equal to the difference as deferred revenue, and increases the amount of the acquisition classified as investment in real estate. Conversely, if the leases in place for that property carry rents above the market rent, the Company classifies the amount equal to the difference as a deferred asset, and decreases the amount of the acquisition classified as investment in real estate. Deferred revenue or deferred assets recorded in connection with in-place operating leases of acquired properties are amortized into rental revenue over the life of the leases.

  •
  In addition, value is assigned to the deemed cost avoidance of acquiring in-place operating leases. For example, when a new lease is entered into, the lessor typically incurs a number of origination costs in connection with the leases; such costs include tenant improvements and leasing costs. When a property is acquired with in-place leases, the origination costs for such leases were already incurred by the prior owner. Therefore, to recognize the value of these costs in recording a property acquisition, the Company assigns value to the tenant improvements and leasing costs associated with the remaining term of in-place operating leases. The value assigned reduces the amount of the acquisition classified as investment in real estate. The value assigned to the tenant improvements and leasing costs is depreciated or amortized over the life of the leases. Since the depreciation period for tenant improvements and amortization period for leasing costs is less than the depreciation period attributable to an investment in real estate, the effect of SFAS 141 is to increase depreciation and amortization expense until the tenant improvements and leasing costs have been fully depreciated or amortized, and to decrease depreciation and amortization expense afterwards.

        The Company reclassified certain items in connection with its accounting under SFAS 141 in the quarter ended March 31, 2003. The primary effects of the reclassification to the Company's financial statements were as follows:

  •
  since the in-place leases of properties acquired since July 1, 2001 were on average at below market rents, the application of SFAS 141 resulted in the Company recording net deferred revenue; and

  •
  the Company recognized additional rental revenue in 2002 associated with the amortization of the deferred revenue described above and recognized depreciation and amortization expense on tenant improvements and leasing costs associated with in-place leases.

        The Company is changing its presentation of the effects of SFAS 141 on the results of operations by reclassifying the depreciation of tenant improvements and amortization of leasing costs associated with in-place operating leases of acquired properties from rental revenue to depreciation and amortization expense. The Company believes that the revised presentation of the results of operations more closely reflects the economic substance of an acquisition transaction. This change in classification increases rental revenues for the periods reported, with an offsetting increase to depreciation and amortization expense.

        The reclassification described above changes certain financial statements line items in the Statements of Operations and Statements of Cash Flows, as well as certain presentations of operating results and measures of performance that include rental revenue but exclude depreciation and amortization expense, that appear in the Registrant's filings and earnings releases pertaining to 2002, including the Company's FFO for the periods reported. However, such changes do not affect net income, EPS, AFFO, net cash flows and cash flows from operating activities.

Definitions

Funds from Operations (FFO)	Under the National Association of Real Estate Investment Trusts' ("NAREIT") definition, FFO means net income (loss) computed using GAAP, excluding gains (or losses) from debt restructuring and sales of real estate, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures, although FFO includes gains from the sales of real estate to the extent such gains related to sales of non-operating properties and development services provided on operating properties. The FFO we present may not be comparable to the FFO of other REITs since they may interpret the current NAREIT definition of FFO differently or they may not use the current NAREIT definition of FFO.
Adjusted Funds from Operations (AFFO)	FFO adjusted for the following: straight-line rents, SFAS 141 revenues, and recurring capital expenditures.
Net Operating Income (NOI)	Total revenues from real estate operations less total property expenses from real estate operations.
Cash Net Operating Income	Net Operating Income adjusted to remove the effect of straight-line rents and SFAS 141 revenues, which are non cash revenue items.
Earnings Before Interest, Income Taxes and Depreciation and Amortization (EBITDA)
Net Operating Income adjusted for the following: general and administrative expenses, equity in income of unconsolidated real estate joint ventures, earnings from service companies and merchant sales and real estate services revenue.
NAREIT	National Association of Real Estate Investment Trusts.
GAAP	Generally accepted accounting principles.
FFO Payout Ratio
Total dividends / distributions, exclusive of dividends for perpetual preferred equity which are deducted to calculate FFO and inclusive of dividends on restricted shares for certain periods, divided by FFO.
AFFO Payout Ratio
Total dividends / distributions, exclusive of dividends for perpetual preferred equity which are deducted to calculate AFFO and inclusive of dividends on restricted shares for certain periods, divided by AFFO.
Debt to Undepreciated Book Value of Real Estate Assets	Mortgage loans payable divided by gross investment in real estate as computed by adding accumulated depreciation to the net investment in real estate as presented on our balance sheet.
Base rent — straight-line	Contractual minimum rent under leases recorded into rental revenue using the average contractual rent over the lease term in accordance with GAAP.
Total rent — straight-line
Contractual minimum rent under leases plus estimated operating expense reimbursesments, or total rent, recorded into rental revenue using the average contractual rent over the lease term in accordance with GAAP.
Base rent — cash	Contractual minimum rent under leases remitted by the tenant at lease commencement or expiration.
Total rent — cash	Contractual minimum rent under leases plus estimated operating expense reimbursesments, or total rent, as remitted by the tenant at lease commencement or expiration.

QuickLinks

CORPORATE OFFICE PROPERTIES TRUST REPORTS SOLID FIRST QUARTER 2003 RESULTS
Corporate Office Properties Trust Summary Financial Data (Unaudited) (all amounts in thousands except per share data and ratios)
Corporate Office Properties Trust Summary Financial Data (Unaudited)
Top Twenty Office Tenants as of March 31, 2003 (Dollars and square feet in thousands)